Exhibit 5.1

[LOGO OF HELLER EHRMAN]

Main (206) 447-0900

Fax (206) 447-0849

06418-0051

October 29, 2004

The Board of Directors

Xcyte Therapies, Inc.

1124 Columbia Street, Suite 130

Seattle, WA 98104

Ladies and Gentlemen:

This opinion is furnished to Xcyte Therapies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), as it may be amended, to the Securities Act of 1933, as amended, relating to the proposed offer and sale of up to 2,990,000 shares of the Company’s convertible exchangeable preferred stock, par value $0.001 per share (the “Convertible Preferred Stock”).

We have reviewed, among other things, the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended, and the records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Convertible Preferred Stock. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

(a) The Convertible Preferred Stock, when sold and after receipt of payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

(b) The Convertible Subordinated Debentures (the “Debentures”) for which the Convertible Preferred Stock is exchangeable have been duly authorized and, when and if issued upon exchange of the Convertible Preferred Stock in accordance with the Certificate of Designations, will be valid and binding obligations of the Company, subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether such enforceability is considered in a proceeding in equity or at law.

(c) The Common Stock issuable upon conversion of the Convertible Preferred Stock or the Debentures, together with the Common Stock issuable under certain circumstances pursuant to the “make-whole” payment provisions of the Convertible Preferred Stock and the Debentures, has been duly and validly authorized and reserved for issuance and, when and if issued upon valid conversion of the Convertible Preferred Stock in accordance with the Certificate of the Powers, Designations, Preferences and Rights of the Convertible Preferred Stock (the “Certificate of Designations”) or upon valid conversion of the Debentures in accordance with the provisions of the Indenture, will be validly issued, fully paid and non-assessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit and the benefit of the purchasers of the Convertible Preferred Stock. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We express no opinion herein as to the laws of any state or jurisdiction other than the states of Delaware and New York and the federal laws of the United States.

We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    Heller Ehrman White & McAuliffe LLP